Exhibit 99.1

Viveve Reports Preliminary Second Quarter 2018 Revenue of $5.5 million

- Expands U.S. commercial footprint through partnership with Aesthetic Management Partners
- Reiterates 2018 annual revenue guidance of $22-$24 million

ENGLEWOOD, CO – July 10, 2018 -- Viveve Medical Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today reported preliminary financial results for the second quarter ended June 30, 2018. Estimated total product revenue for the three months ended June 30, 2018, is expected to be approximately $5.5 million, representing a 79% increase over total product revenue for the quarter ended June 30, 2017. The company also announced today that it has entered into a capital sales partnership with Aesthetic Management Partners, Inc. (“AMP”) to expand its commercial footprint in the U.S.

“This quarter’s preliminary total revenue reflects the impact of several recent positive developments, including the restructuring and expansion of our sales organization in the first quarter of 2018, positive clinical data from our clinical research in stress urinary incontinence in February and June, and growing adoption of our CMRF platform and single treatment procedures by physicians around the world. We are also planning for expansion of our U.S. footprint with the addition of the experienced capital sales team at AMP. With these developments in place, we believe we are well-positioned for further growth in adoption and utilization of our technology and remain on track to meet our full year revenue guidance of $22-$24 million,” said Scott Durbin, chief executive officer and director of Viveve.

Under its partnership with AMP, Viveve will retain its direct sales organization consisting of four regional sales directors, 23 capital representatives, and 10 practice development managers while expanding coverage with the addition of approximately 20 AMP capital representatives. The partnership with AMP also provides a cross-organizational bundled sales opportunity with Viveve technology positioned as the core product offering. Viveve’s newly launched practice development management team will continue to support all current and future utilization and growth for the U.S. installed customer base.

Erik Dowell, chief executive officer of Aesthetic Management Partners, commented, “We are tremendously excited to partner with the Viveve commercial organization. With our market expertise and proven sales track-record, we are confident we can significantly amplify Viveve’s brand awareness, customer reach and sales growth for their CMRF technology in North America.”

Second Quarter 2018 Preliminary Financial Results

Estimated total revenue from the sale of 85 Viveve Systems worldwide (69 in North America), approximately 2,750 disposable treatment tips and other ancillary consumables during the three months ended June 30, 2018, is expected to be approximately $5.5 million, representing a 79% increase over total product revenue for the quarterly period ended June 30, 2017.

Viveve’s 2018 second quarter anticipated revenue results are preliminary and based on the most current information available and are subject to completion of the consolidated financial statements. The company plans to report its second quarter 2018 financial results on August 9, 2018.

About Viveve

Viveve Medical, Inc. is a women's intimate health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System, that delivers the Viveve treatment, incorporates clinically-proven cryogen-cooled, monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in a single in-office session.

International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications from over 55 countries. Viveve received approval of an Investigational Device Exemption (IDE) application from the U.S. Food and Drug Administration (FDA) in March of 2018 to proceed with VIVEVE II, a multicenter, randomized, double-blind, sham-controlled study to assess improvement of sexual function in women following childbirth. Initiation of the trial began in the second quarter of 2018 and if successful, could support a marketing application for a new U.S. commercial indication. Currently, in the United States, the Viveve System is cleared by the FDA for use in general surgical procedures for electrocoagulation and hemostasis.

Viveve is awaiting approval to conduct two independent, multicenter, randomized, registration trials (LIBERATE-International and LIBERATE-U.S.). The results of these studies, if successful, could support marketing applications in the U.S, and around the world, for the improvement of stress urinary incontinence in women.

For more information visit Viveve's website at www.viveve.com.

About Aesthetic Management Partners

Aesthetic Management Partners (AMP) is a business accelerator for leading aesthetics manufacturers. AMP provides a comprehensive ecosystem of business support including sales, engineering, network of physicians, branding, marketing, clinical and customer service to enhance the reach and growth of companies in the aesthetics industry. Physicians gain access to carefully curated product lines that will help their practice continue to provide innovative procedures and great results for their patients. Manufacturers gain access to a management team with a proven track record of success, nationwide distribution, branding, marketing, sales and clinical support.

To learn more about AMP, please visit ampgrowth.net.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations contacts:

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com

Amato and Partners, LLC

Investor Relations Counsel

admin@amatoandpartners.com

Media contact:

Kelly Wakelee

Berry & Company Public Relations

(212) 253-8881

kwakelee@berrypr.com